John L. Mulligan retires from the Board of Directors

BROOKINGS, S.D. - August 14, 2018 - Daktronics, Inc. (Nasdaq DAKT) announced today the retirement of director John L. Mulligan from the Board of Directors effective September 7, 2018. Mr. Mulligan has served on board since 1993 and has served on the Audit Committee as Chairman from 1993 through September 2016 and as a member since October 2016.
Reece A. Kurtenbach, chairman, president and CEO, recognized Mr. Mulligan’s 25 years of leadership and dedication to Daktronics, "John has made an important contribution to Daktronics’ success in many aspects during his tenure as director. Over the years, he has consistently promoted the interests of our shareholders and upheld our commitment to growing the company. John was a director when the company became publicly traded and was our first chair of the Audit Committee, serving in that capacity for more than twenty years. He led the audit committee in overseeing and assuring the integrity of our financial reporting and audit programs. We are grateful for his contributions and wish him and his family the best in his retirement."
Kurtenbach continued, "Our board size will reduce to seven after John’s retirement. The composition and expertise of our board will assure its active engagement and effective oversight of Daktronics long-term strategic focus for the benefit of our stakeholders."

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2018 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

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